EXHIBIT 99.1

Press Release

CytRx Establishes Landmark Alliance With

The University of Massachusetts Medical School to

Develop Novel Compounds Leveraging RNAi Technology

Monday April 21, 8:32 am ET

Initial Applications Include Obesity, Diabetes and Cancer; Program to Be Led by RNAi Pioneers and CytRx Nobel Laureate

LOS ANGELES, April 21 /PRNewswire-FirstCall/ — CytRx Corporation (Nasdaq: CYTR—News) today announced it has signed a number of exclusive license agreements with the University of Massachusetts Medical School (UMMS) including what may be considered the world’s largest proprietary portfolio of applications for gene silencing technology in important areas within obesity, diabetes II and cancer.

Having recently gained prominence as one of the most exciting new technologies in biomedical research, RNA interference (RNAi) has been shown to effectively silence a targeted disease-causing gene within a living cell. Discovered in 1997 by UMMS faculty member Craig Mello, Ph.D. in collaboration with Andrew Fire, Ph.D., at the Carnegie Institution of Washington, the technology essentially uses ribonucleic acid to selectively turn off the harmful genes of infectious viruses or malignant tumor cells. Dr. Mello and Phillip Zamore, Ph.D. of UMMS, have received recent recognition for their significant roles in developing this technology. RNAi is regarded as a significant advancement in gene silencing and recently was featured in the magazine Science as the number one “Breakthrough of the Year” in 2002.

“This alliance marks a significant turning point in the evolution of our company,” said CytRx Chief Executive Officer Steven A. Kriegsman. “Our strategic partnership with UMMS provides CytRx with unparalleled access to a sought after technology that we believe can serve as a broad platform for a myriad of drug discovery applications. In addition, we are extremely pleased to be working with RNAi pioneers at UMMS who will be integral in the development of leading drug candidates for us, initially targeting important aspects of obesity, diabetes II and cancer. We believe this is a landmark partnership that will make CytRx a formidable player in the field of RNA interference.”

The close collaboration between CytRx and UMMS will be led by Louis Ignarro, Ph.D., a Nobel Laureate in Medicine, CytRx Board member and Chairman of the company’s Scientific Advisory Board. “This is a tremendous opportunity for CytRx to leverage its extensive drug development expertise and harness the potential of RNAi technology to alter specific biological functions at the genetic level. We look forward to reporting our progress on several fronts in the coming months,” said Dr. Ignarro.

Joseph F. X. McGuirl, Executive Director of the University of Massachusetts Medical School Office of Technology Management, said, “We believe CytRx will prove to be a compelling partner for UMMS and we are pleased to enter into this broad-based strategic alliance. We intend to devote significant resources to the endeavor and as a new stockholder of the company, have incentive to drive the success of the program. We believe this transaction could be a significant opportunity for UMMS, as well as for CytRx and its shareholders.” As part of the agreement, CytRx will issue UMMS approximately 1.6 million shares of its common stock, establishing the institution as the company’s second largest shareholder.

The full article from the December 2002 issue of Science may be found online at www.sciencemag.org/content/vol298/issue5602. Additional prominent coverage of RNAi has been generated in The Wall Street Journal and the New York Times.

EXHIBIT 99.1

About CytRx Corporation

CytRx Corporation is a biopharmaceutical company focused on the development and commercialization of high-value human therapeutics. The company’s current development stage products include CRL-5861, an intravenous agent for treatment of sickle cell disease and other acute vaso-occlusive disorders, and TranzFect, a delivery technology for DNA-based vaccines. CytRx has licensed TranzFect to Merck & Co., Inc. for use in Merck’s efforts to develop DNA-based vaccines for HIV and three other infectious diseases. All other uses of TranzFect for enhancement of viral or non-viral delivery of polynucleotides (such as DNA and RNA) have been licensed to Vical, Incorporated. CytRx’s technologies also have potential applications in the areas of spinal cord injury, vaccine delivery and gene therapy.

CytRx’s wholly owned subsidiary, GGC Pharmaceuticals, Inc., is a genomics holding company that currently has a forty percent ownership interest in Blizzard Genomics, Inc. in Minneapolis, Minnesota and a five percent ownership interest in Psynomics, Inc., a central nervous system genomics company in San Diego, CA. Blizzard Genomics, Inc. is developing instrumentation, software, and consumable supplies (including patent-pending “T-Chip” and “Contact” technologies) for the genomics industry. GGC expects that DNA chips will significantly impact a broad range of biomedical and agricultural businesses. These include drug development, diagnostic testing, forensics, environmental testing and plant biotechnology. Psynomics, Inc. is a genomics company developing technology for the diagnosis and treatment of neuropsychiatric diseases and has rights to access a significant database of patient data and corresponding tissue samples.

ABOUT THE UNIVERSITY OF MASSACHUSETTS

The University of Massachusetts Medical School, one of the fastest growing academic health centers in the country, has built a reputation as a world- class research institution, consistently producing noteworthy advances in clinical and basic research. The Medical School attracts more than $143 million in research funding annually, 80% of which comes from federal funding sources. Research funding enables UMMS scientists to explore human disease from the molecular level to large-scale clinical trials. Basic and clinical research leads to new approaches for diagnosis, treatment and prevention of disease. Visit www.umassmed.edu for additional information.

CAUTIONARY NOTICE ABOUT FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward- looking statements, including risks or uncertainties related to the time and expense to develop commercial medical applications for the RNAi technology, the uncertainty of potential results from future clinical trials for these applications and the need for FDA approval of these applications, the need for additional capital for CytRx to make milestone payments and fund research for the RNAi applications, and the risk of CytRx’s licensed patents not being issued or being challenged after issuance. Additional uncertainties and risks are described in CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.